Exhibit (d)(6)

SECOND SUPPLEMENTAL INDENTURE

dated as of June 19, 2014

among

DFC Global Corp.,

Sterling Mid-Holdings Limited,

and

U.S. Bank National Association

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture (this “Supplemental Indenture”) is entered into as of June 19, 2014, among DFC Global Corp., a Delaware corporation (“DFC”), Sterling Mid-Holdings Limited, a private limited company incorporated in Jersey with registered number 115653 (“Mid-Holdings”) and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).

Recitals:

WHEREAS, DFC, as issuer, and the Trustee, are party to that certain indenture, dated as of April 16, 2012 (as supplemented by DFC and the Trustee on June 13, 2014, the “Original Indenture” and as further supplemented by this Supplemental Indenture, the “Indenture”), relating to DFC’s 3.25% Senior Convertible Notes Due 2017, originally issued on April 16, 2012 (the “Securities”);

WHEREAS, Mid-Holdings is the direct parent of DFC;

WHEREAS, pursuant to an internal restructuring of DFC, among other things, the stock of certain of DFC’s direct or indirect subsidiaries is being transferred to Mid-Holdings (the “Restructuring”);

WHEREAS, further to the Restructuring, Mid-Holdings has agreed to assume all obligations of DFC under the Indenture and the Securities and DFC has agreed to remain an obligor under the Indenture and the Securities and to faithfully perform all of the duties originally imposed upon DFC under the Indenture and the Securities;

WHEREAS, in respect of Section 1.2 hereof, Section 9.01(c) of the Original Indenture provides that DFC and the Trustee may modify or amend the Original Indenture or the Securities without the consent of any Holder of Securities to add to the covenants of DFC for the benefit of the Holders of the Securities; in respect of Section 1.1 hereof, Section 9.01(e) of the Original Indenture provides that DFC and the Trustee may modify or amend the Original Indenture or the Securities without the consent of any Holder of Securities to provide for the assumption by a successor Company of DFC’s obligations in the case of a transaction pursuant to Article 5 of the Original Indenture; in respect of Section 1.3 hereof, Section 9.01(h) of the Original Indenture provides that DFC and the Trustee may modify or amend the Original Indenture or the Securities without the consent of any Holder of Securities so long as no such change individually or in the aggregate has or will have a material adverse effect on the interests of the Holders of the Securities; and

WHEREAS, terms used but not defined herein shall have the meaning assigned to such term in the Original Indenture.

Agreement:

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

1	Obligations of Mid-Holdings and DFC; Amendment to Section 1.01 of the Original Indenture

1.1	Obligations of Mid-Holdings

(a) Mid-Holdings hereby agrees to assume all obligations of DFC as the “Company” and “obligor” under the Indenture and the Securities, including, without limitation, all obligations for the full and punctual payment of principal of, interest on and Additional Amounts on, if applicable, the Securities when due, whether at maturity, by acceleration, by redemption, by required repurchase or otherwise. All references to the “Company” and “obligor” under the Original Indenture, as of the Effectiveness (as defined herein) of this Supplemental Indenture, shall be references to each of Mid-Holdings and DFC unless otherwise provided herein. Further, and except as otherwise provided herein, all references to Subsidiaries of DFC under the Indenture shall be references to Subsidiaries of Mid-Holdings and DFC. Mid-Holdings also hereby agrees to faithfully perform all of the duties originally imposed upon DFC under the Original Indenture and the Securities issued thereunder.

(b) Nothing in Section 1.1(a) hereof shall serve to release DFC from any of its obligations under the Original Indenture and the Securities.

(c) Mid-Holdings hereby agrees to provide a full and unconditional indemnity and provision for additional amounts for any incremental amounts required to be withheld from payments or deliveries to Holders or beneficial owners of the Securities under applicable United States or foreign laws, rules, regulations or authorities and any other incremental tax liabilities or costs of such Holders or beneficial owners of Securities as a result of Section 1.1(a) hereof and/or the Restructuring.

1.2	Obligations of DFC

(a) DFC will not be discharged from, and hereby agrees to remain obligated on, its obligations to pay the full and punctual payment of principal of, interest on and Additional Amounts on, if applicable, the Securities when due, whether at maturity, by acceleration, by redemption, by required repurchase or otherwise.

(b) DFC shall remain an obligor under the Original Indenture and the Securities and hereby agrees to faithfully perform all of the duties imposed upon DFC under the Original Indenture and the Securities issued thereunder.

1.3	Amendment to Section 1.01 of the Original Indenture

(a) The defined term “Officer” in Section 1.01 of the Original Indenture shall be deleted in its entirety and replaced as follows:

““Officer” means the Chairman of the Board, the President, any Senior Vice-President, Executive Vice-President or Vice-President, the Chief Financial Officer, the Treasurer or the Secretary of the Company; if at any time the Company does not have any of the foregoing Officers, any Director of the Company shall be considered an “Officer”.”

2	Operative Date

2.1 This Supplemental Indenture shall become effective upon execution and delivery by all of the parties hereto (the “Effectiveness”).

3	Governing Law; Submission to Jurisdiction; Agent for Service

3.1 (a) This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) By its execution and delivery of this Supplemental Indenture, DFC and Mid-Holdings each (i) irrevocably submit to the non-exclusive jurisdiction of any New York state or U.S. federal court sitting in the Borough of Manhattan in the City of New York with respect to actions brought against either or both in respect of any suit, action or proceeding arising out of or relating to this Supplemental Indenture, the Original Indenture, the Securities or any transaction contemplated hereby or thereby (a “Proceeding”), and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts, (ii) irrevocably appoint CT Corporation (the “Process Agent”), as their authorized agent to receive on behalf of it and its property service of copies of the summons and complaint and any other process which may be served in any Proceeding. Such service shall be made by delivering by hand a copy of such process to either party in care of the Process Agent at the address specified above. Each of DFC and Mid-Holdings hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. If for any reason such Person shall cease to be such agent for service of process, a new agent of recognized standing shall be appointed for service of process in the State of New York and deliver to the Trustee a copy of the new agent’s acceptance of that appointment within 30 days. Failure of the Process Agent to give notice to either party or failure of either party to receive notice of such service of process shall not affect in any way the validity of such service on the Process Agent or DFC or Mid-Holdings. Each of DFC and Mid-Holdings covenant and agree that they shall each take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent above in full force and effect while any Securities are outstanding, and to cause the Process Agent to continue to act as such. Nothing in this Section 3 shall affect the right of any party, including the Trustee, any Paying Agent or any Holder, to serve legal process in any other manner permitted by law or affect the right of any party to bring any action or proceeding against any other party or its property in the courts of other competent jurisdictions.

4	Notices

Any request, demand, authorization, notice, waiver, consent or communication by DFC, Mid-Holdings or the Trustee to any other party is duly given if in writing and delivered in person or mailed by first-class mail, postage prepaid, addressed as follows or transmitted by facsimile transmission to the following facsimile numbers:

If to DFC or Mid-Holdings, to:

c/o LSF8 Sterling Parent, LLC

2711 North Haskell Avenue, Suite 1800

Dallas, TX 75204

Attention: Kyle Volluz

Tel No.: (214) 515-6824

Fax No.: (214) 515-6924

Email: kvolluz@hudson-advisors.com

With copy to:

Joerg H. Esdorn

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10018

Attention: Joerg H. Esdorn

Facsimile: 212-351-5276

If to the Trustee:

Kathy Mitchell

U.S. Bank, National Association

225 Asylum Street

23rd Floor

Hartford, CT 06103

Attention: Kathy Mitchell

Facsimile: 860-241-6881

DFC, Mid-Holdings or the Trustee by notice given to any other party in the manner provided above may designate additional or different addresses for subsequent notices or communications.

Any notice or communication given to a Securityholder shall be delivered to the Securityholder, in accordance with the procedures of the Registrar or by first-class mail, postage prepaid, at the Securityholder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Securityholder or any defect in it shall not affect its sufficiency with respect to other Securityholders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not received by the addressee; provided, however, that no notice to the Trustee shall be deemed to be duly given unless and until the Trustee actually receives same at the address given above.

If either DFC or Mid-Holdings mails a notice or communication to the Securityholders, it shall mail a copy to the Trustee and each Registrar, Paying Agent, Conversion Agent or co-registrar.

5	Miscellaneous

5.1 This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

5.2 Except as supplemented hereby, all provisions in the Original Indenture shall remain in full force and effect. On and after the Effectiveness of this Supplemental Indenture, each reference in the Original Indenture to “this Indenture,” “hereunder,” “hereof” or “herein” shall mean and be a reference to the Original Indenture, as supplemented and amended by this Supplemental Indenture, unless the context otherwise requires. The Original Indenture, as supplemented by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed, and the Original Indenture and this Supplemental Indenture shall be read, taken and considered as one and the same instrument for all purposes and every Holder of Securities authenticated and delivered under the Original Indenture shall be bound by the provisions in the Original Indenture as supplemented by this Supplemental Indenture.

5.3 The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made by Mid-Holdings and DFC.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

STERLING MID-HOLDINGS LIMITED

By:	/s/ Kyle Volluz
Name: Kyle Volluz
Title: Director

[Signature Page to Supplemental Indenture]

DFC GLOBAL CORP.

By:	/s/ Randy Underwood
Name: Randy Underwood
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Kathy L. Mitchell
Name: Kathy L. Mitchell
Title: Vice President

[Signature Page to Supplemental Indenture]